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EXHIBIT 10.1.5

AMENDMENT NUMBER FIVE TO
LOAN AND SECURITY AGREEMENT
AND SYNDICATED LENDING RIDER

        THIS AMENDMENT NUMBER FIVE TO LOAN AND SECURITY AGREEMENT AND SYNDICATED LENDING RIDER, dated as of November 26, 2002 (this "Amendment"), amends: (a) that certain Loan and Security Agreement, dated as of February 4, 1999, as amended by that certain default letter, dated as of September 27, 2002 (the "Default Letter"), that certain Amendment Number Four To Loan And Security Agreement, dated as of March 22, 2002, that certain Amendment Number Three To Loan And Security Agreement, dated as of December 19, 2001 ("Amendment Three"), that certain Amendment Number Two To Loan And Security Agreement, dated as of May 10, 2000 ("Amendment Two"), and that certain Amendment Number One To Loan And Security Agreement, dated as of October 12, 1999 ("Amendment One") (collectively, the "Loan Agreement"), by and among AMERIVISION COMMUNICATIONS, INC., an Oklahoma corporation ("Borrower"), on the one hand, and COAST BUSINESS CREDIT, a division of Southern Pacific Bank, a California corporation ("Coast"), on behalf of itself and in its capacity as agent and contractual representative for Textron Financial Corporation, a Delaware corporation, formerly known as RFC Capital Corporation, a Delaware corporation ("Textron"), and Continental Business Credit, a California corporation ("Continental") (Coast, Textron and Continental are collectively referred to herein as "Lenders" and individually as a "Lender"), on the other hand; and (b) that certain Syndicated Lending Rider, dated as of April 20, 2000 (as amended from time to time, the "Rider"), by and among Borrower, on the one hand, and Coast and Textron, on the other hand. All initially capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Loan Agreement and/or Rider unless specifically defined herein.

RECITALS

        WHEREAS, Borrower and Lenders wish to amend the Loan Agreement and Rider pursuant to the terms and provisions set forth in this Amendment;

        WHEREAS, Borrower has provided Coast with the Cash Flow Forecast, as defined below and attached hereto as "Exhibit A", in order to effectuate the terms and provisions set forth in this Amendment;

        WHEREAS, Borrower continues to be in Default under Section 10.1(u) of the Loan Agreement as outlined in the Default Letter and restated below;

        WHEREAS, Lenders, conditioned upon the execution of this Amendment, are willing to forbear from taking action as a result of the Event of Default;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS

        Section 1. AMENDMENT TO SECTION 1 OF THE LOAN AGREEMENT TO ADD A DEFINITION FOR "CASH FLOW FORECAST". The following definition of "Cash Flow Forecast" is hereby added to the definitions set forth in Section 1 of the Loan Agreement:

        "Cash Flow Forecast" means that certain cash flow forecast report prepared by Borrower's management detailing Borrower's expected weekly cash receipts and cash disbursements."

        Section 2. AMENDMENT TO SECTION 1 OF THE LOAN AGREEMENT TO ADD A DEFINITION FOR "NATEL". The following definition of "Natel" is hereby added to the definitions set forth in Section 1 of the Loan Agreement:

        "Natel" means Natel, L.L.C., an Oklahoma limited liability company.

        Section 3. AMENDMENT TO SECTION 1 OF THE LOAN AGREEMENT TO ADD A DEFINITION FOR "MLR INVESTMENT". The following definition of "MLR Investment" is hereby added to the definitions set forth in Section 1 of the Loan Agreement:

        "MLR Investment" means a seven and one half percent (7.5%) interest in the Flip Flop Shop starring Mary Lou Retton."

        Section 4. AMENDMENT TO SECTION 2.1 OF THE SCHEDULE TO THE LOAN AGREEMENT. Section 2.1 of the Schedule to the Loan Agreement, which was previously amended by Amendment One, Amendment Two, Amendment Three, and the Default Letter, is hereby amended by deleting such section in its entirety and replacing it with the following:

  "Provided no Default or Event of Default has occurred and is continuing, other than the Existing Event of Default set forth in that certain Amendment Number Five to this Agreement, Loans in a total amount at any time outstanding shall not exceed the lesser of a total of Sixteen Million Dollars ($16,000,000) at any one time outstanding (the "Maximum Dollar Amount"), or the lesser of (a), (b) or (c) below:

  (a)
  Advances up to four (4) times recurring monthly Collections received by Coast measured on a trailing three-month moving average up to a maximum of seventy percent (70%) of the orderly liquidation value of Borrower's subscriber base, based on that certain appraisal prepared by BAI Financial, dated as of August 23, 2002, which appraised the value of Borrower's subscriber base at Twenty-seven Million Dollars ($27,000,000), less Carrier Reserves in an amount equal to the full amount of amounts due to Borrower's carriers within the next thirty (30) days following the date of determination of such Carrier Reserves (i.e., a rolling thirty (30) day period); or

  (b)
  Three and one-half times EBITDA based on a rolling twelve (12) months less Carrier Reserves in an amount equal to the full amount of amounts due to Borrower's carriers within the next thirty (30) days following the date of determination of such Carrier Reserves (i.e., a rolling thirty (30) day period); or

  (c)
  The following amounts on the dates indicated below:

Date	Amount
November 1, 2002	$16,000,000
November 20, 2002	$15,750,000
December 6, 2002	$15,500,000
December 20, 2002	$15,250,000
January 6, 2003	$15,000,000
January 20,2003	$14,750,000
January 30, 2003	$14,500,000

  Notwithstanding the foregoing, the Maximum Dollar Amount, as defined above, and each of the amounts set forth in the above table shall be permanently reduced by the following: (a) all payments received by Borrower from Natel on a dollar for dollar basis; and (b) an amount equal to fifty percent (50%) of any funds raised by Borrower as a result of any new debt issued by Borrower, new equity in Borrower or the cash liquidation or other monetization of the MLR Investment."

        Section 5. AMENDMENT TO SECTION 8.1(2) OF THE SCHEDULE TO THE LOAN AGREEMENT. Section 8.1(2) of the Schedule to the Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

  "2.
  Each carrier accounts payable of Borrower shall be kept current within the terms required by each of Borrower's carriers."

        Section 6. AMENDMENT TO SECTION 8.1(6) OF THE SCHEDULE TO THE LOAN AGREEMENT. Section 8.1(6) of the Schedule to the Loan Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

  6.
  Borrower shall not make any further payments of interest or principal on its obligations owing to Subordinated Creditors pursuant to the provisions of each subordination agreement executed by the Subordinated Creditors."

        Section 7. AMENDMENT TO ADD NEW SECTION 8.1(7) TO THE SCHEDULE TO THE LOAN AGREEMENT. The following Section 8.1(7) is hereby added to the Schedule of the Loan Agreement:

  "7.
  Borrower shall not make disbursements in any given week, ending on Friday (the "Weekly Period"), of more than one hundred and ten percent (110%) of the disbursements projected in the Cash Flow Forecast for that corresponding Weekly Period. If Borrower's actual weekly disbursements are less than the projected weekly disbursements, Borrower may "carryover" the difference to the following week.

        Section 8. AMENDMENT TO ADD NEW SECTION 8.3(7) TO THE SCHEDULE TO THE LOAN AGREEMENT. The following Section 8.3(7) is hereby added to the Schedule of the Loan Agreement:

  "7.
  On Wednesday of each week, internally prepared reports comparing Borrower's actual cash receipts and cash disbursements to Borrower's projected cash receipts and cash disbursements for the preceding week ending on Friday, as projected in the Cash Flow Forecast."

        Section 9. AMENDMENT TO ADD NEW SECTION 8.3(8) TO THE SCHEDULE TO THE LOAN AGREEMENT. The following Section 8.3(8) is hereby added to the Schedule of the Loan Agreement:

  "8.
  Borrower's monthly bank statements for each and every bank account at the end of each and every month within fifteen (15) days after the end of each month."

        Section 10. AMENDMENT TO SCHEDULE C-1 TO THE RIDER. Schedule C-1 to the Rider is hereby amended by deleting such schedule in its entirety and replacing it with the schedule attached hereto as "Exhibit B".

ARTICLE II

FORBEARANCE

        Section 1. EXISTING EVENT OF DEFAULT. An Event of Default has occurred and is continuing under Section 10.1(u) of the Loan Agreement in that the appraisal value of Borrower's subscriber base has decreased more than twenty percent (20%) from the value set forth in that certain appraisal prepared by BAL Financial, dated as of March 1, 1998, which appraised the value of Borrower's subscriber base at Seventy-two Million Nine Hundred Thousand Dollars ($72,900,000). Based on that certain appraisal prepared by BAT Financial, dated as of August 23, 2002, which appraised the value of Borrower's subscriber base at Twenty-seven Million Dollars ($27,000,000), the current value of the subscriber base has decreased by more than sixty-one percent (61%) (the "Existing Event of Default").

        Section 2. FORBEARANCE AGREEMENT. Conditioned upon the execution of this Amendment and upon compliance with all of the provisions hereunder, Lenders agree to forbear from the exercise of their rights and remedies under the Loan Agreement and Loan Documents, as modified by this Amendment, arising from the occurrence and continuation of the Existing Event of Default, including: (a) the right to have the interest rate calculated at a rate of three percent (3%) per annum above the interest rate applicable to the Obligations as set forth in Section 10.2 of the Loan Agreement; and

(b) the right to decline to make further Loans to Borrower under Section 2.1 of the Loan Agreement solely as a result of the continuance of the Existing Event of Default (the "Forbearance Agreement"). Although, in consideration of the execution of this Amendment, Lenders are electing to take no action to enforce their rights and remedies as a result of the Existing Event of Default, as outlined above, Coast will increase the frequency of Collateral Audits to no less than every sixty (60) days pursuant to the terms and provisions set forth in Section 8.4 of the Loan Agreement.

        Section 3. FORBEARANCE FEE. Borrower shall pay Coast a forbearance fee (the "Forbearance Fee"), equal to One Hundred Thousand Dollars ($100,000), such amount being fully earned on the date hereof and payable upon the earlier of the Maturity Date or the date the Loans are completely paid off, provided, however, if on January 30, 2003 the amount of all outstanding Loans is less than Fourteen Million Five Hundred Thousand Dollars ($14,500,000) and the Borrower is current with all carrier payments, then the Forbearance Fee shall be eliminated.

ARTICLE Ill

GENERAL PROVISIONS

        Section 1. AMENDMENT FEE. Borrower shall pay Coast an amendment fee (the "Amendment Fee") equal to One Hundred Thousand Dollars ($100,000), such amount being fully earned on the date hereof and payable upon the earlier of the Maturity Date or the date the Loans are completely paid off; provided, however, if on January 30, 2003 the amount of all outstanding Loans is less than Fourteen Million Dollars ($14,000,000), then the Amendment Fee shall be reduced by Fifty Thousand Dollars ($50,000); provided, further, if on January 30, 2003 the Loans are completely paid off by Borrower, then the Amendment Fee shall eliminated.

        Section 2. BASIS FOR CALCULATION OF AMOUNT OF OUTSTANDING LOANS. For the purpose of calculating the amount of the Outstanding Loans in connection with the determination of whether the Forbearance Fee shall be eliminated, the amount of the Amendment Fee, and the Maximum Dollar Amount under Section 2.1 of the Loan Agreement, the dollar amount of the Forbearance Fee and the Amendment Fee in any such calculation shall be zero. In calculating the amount of the Outstanding Loans to determine whether the Forbearance Fee shall be eliminated, and to determine the amount of the Amendment Fee, all cash remittances of Borrower received into a lockbox account or a deposit account subject to a blocked account agreement in favor of Lenders on or before January 30, 2003, shall be credited to reduce the amount of the outstanding Loans as of January 30, 2003, regardless of when such cash remittances are actually applied to the Loans.

        Section 3. CONDITION PRECEDENT. The effectiveness of this Amendment, and the Forbearance Agreement contain in Article II, Section 2 herein, is expressly conditioned upon the receipt by Coast of an executed copy of this Amendment executed by Borrower.

        Section 4. ENTIRE AGREEMENT. The Loan Agreement, as amended hereby, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof Borrower represents, warrants and agrees that in entering into the Loan Agreement and consenting to this Amendment, it has not relied on any representation, promise, understanding or agreement, oral or written, of, by or with, Lenders or any of its agents, employees, or counsel, except the representations, promises, understandings and agreements specifically contained in or referred to in the Loan Agreement, as amended hereby.

        Section 5. CONFLICTING TERMS. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Loan Agreement, the terms of this Amendment shall govern. In all other respects, the Loan Agreement, as amended and supplemented hereby, shall remain in full force and effect.

        Section 6. CONSENT OF CO-LENDER. As co-lender, Textron hereby acknowledges the terms and provisions contained herein and expressly consents and agrees to them, including, but not limited to, the terms and provisions of the Forbearance Agreement contain in Section 2 of Article II herein.

        Section 7. MISCELLANEOUS. This Amendment shall be governed by and construed in accordance with the laws of the State of California. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Amendment by signing such counterpart.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

BORROWER
AMERIVISION COMMUNICATIONS, INC., an Oklahoma corporation
By	/s/ ROBERT D. COOK President
COAST:
COAST BUSINESS CREDIT, a division of Southern Pacific Bank
By	/s/ JOHN WATKINS
Title	Vice President
TEXTRON:
TEXTRON FINANCIAL CORPORATION, A Delaware corporation
By	/s/ RICK PERKINS
Title	Account Executive

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AMENDMENT NUMBER FIVE TO LOAN AND SECURITY AGREEMENT AND SYNDICATED LENDING RIDER
ARTICLE I AMENDMENTS
ARTICLE II FORBEARANCE
ARTICLE Ill GENERAL PROVISIONS